                                                                 EXHIBIT 4.1



THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

ANY PROSPECTIVE TRANSFEREE OF THIS DEBENTURE SHOULD CAREFULLY REVIEW THE TERMS HEREOF INCLUDING WITHOUT LIMITATION SECTION 1.4(B) RELATING TO THE PRINCIPAL AMOUNT OF THIS DEBENTURE.


                          CONVERTIBLE SUBORDINATED DEBENTURE



Fremont, California
May 22, 1997                                                        $_________

         FOR VALUE RECEIVED, ZITEL CORPORATION, a California corporation (hereinafter called the "Borrower") hereby promises to pay to the order of ______________________________ or registered assigns (the "Holder") the sum of
____________________ Dollars ($____________), on November 22, 1999 (the
"Automatic Conversion Date"), and to pay interest on the unpaid principal balance hereof at the rate of five percent (5%) per annum from May 22, 1997 (the "Issue Date") until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. Any amount of principal of or interest on this Debenture which is not paid when due shall bear interest at the rate of seven percent (7%) per annum from the due date thereof until the same is paid ("Default Interest"). Interest shall commence accruing on May 22, 1997, shall be computed on the basis of a 365-day year and the actual number of days elapsed and shall be payable at the time of optional or automatic conversion of the principal to which such interest relates in accordance with Article I below. All payments of principal and accrued interest (to the extent not converted into Common Stock in accordance with the terms hereof) shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Debenture. Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a

                                 Exhibit 4.1 - Page 1
business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Debenture is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Debenture, the term "business day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Securities Purchase Agreement, dated May 21, 1997, pursuant to which this Debenture was originally issued (the "Purchase Agreement"). The Automatic Conversion Date is subject to extension pursuant to Section 1.4 below.

    The following terms shall apply to this Debenture:

                            ARTICLE I.  CONVERSION RIGHTS

         1.1 CONVERSION RIGHT. The Holder shall have the right from and after the earlier of (i) the ninetieth (90th) day following the Issue Date and (ii) the occurrence of an event described in Section 1.6 below, and then at any time on or prior to the day that all of the principal, accrued interest and other amounts payable hereunder are paid in full, to convert at any time all or from time to time any part of the outstanding and unpaid principal amount of this Debenture of at least $50,000, or such lesser amount as shall remain unpaid at the time of the conversion (together with accrued interest thereon, unless the Borrower pays such accrued interest in cash as provided below), into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the date of issuance of this Debenture, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified (the "Common Stock") at the conversion price determined as provided herein (the "Conversion Price"); provided, however, that unless the Holder delivers a waiver in accordance with the immediately following sentence, in no event (other than in connection with an Automatic Conversion (as defined in Section 1.4 below) on the Automatic Conversion Date) shall the Holder be entitled to convert any portion of this Debenture in excess of that portion of this Debenture upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Debenture) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Debenture with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, (i) beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (1) of such proviso and (ii) the Holder may waive the limitations set forth therein by written notice to the Borrower upon not less than sixty-one
(61) days prior notice (with such waiver taking effect only upon the expiration of such 61 day notice period). The number of shares of Common Stock to be

                                 Exhibit 4.1 - Page 2
issued upon each conversion of this Debenture shall be determined by dividing the Conversion Amount (as defined below) by the Conversion Price in effect on the date a notice of conversion, in the form attached hereto as Exhibit A (the "Notice of Conversion"), is delivered to the Borrower by the Holder in accordance with Section 1.4 below (the "Conversion Date"). The term "Conversion Amount" means, with respect to any conversion of this Debenture, the sum of (1) the principal amount of this Debenture to be converted in such conversion PLUS
(2) accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Debenture to the Conversion Date PLUS (3) Default Interest, if any, on the interest referred to in the immediately preceding clause (2) (subject to the Borrower's right to pay the interest referred to in clauses (2) and (3) in cash, as provided below) PLUS (4) at the Holder's option, any additional amounts (to the extent not already included in principal) owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof or pursuant to Section 2(c) of the Registration Rights Agreement, dated as of May 22, 1997, executed in connection with the initial issuance of this Debenture (the "Registration Rights Agreement"). The Borrower shall have the right to elect to pay accrued interest (including Default Interest, if any) in cash, in lieu of conversion to Common Stock in accordance with this Article I. If the Borrower elects to pay accrued interest (including Default Interest, if any) in cash, such cash shall be paid simultaneously with the delivery to the Holder of the certificates representing the Common Stock issuable upon conversion in accordance with Section 1.4 below. At the written request of the Holder, the Borrower shall advise such Holder in writing, within two (2) business days of such request, whether conversion of accrued interest will be paid in Common Stock or in cash, and such election shall be binding for thirty (30) days following the date of the Borrower's response. Failure to respond by the Borrower within two (2) business days shall be deemed to be an election to convert the accrued interest to Common Stock for any conversions within thirty
(30) days of the request.

         1.2  CONVERSION PRICE.  The Conversion Price shall be the lesser of
(i) 90% of the Market Price, when Market Price means the average of the Closing Bid Prices for the Common Stock on The Nasdaq National Market, or on the principal securities exchange or other securities market on which the Common Stock is then being traded, for the five (5) consecutive Trading Days (as defined below) ending one Trading Day prior to the date the Conversion Notice is sent by the Holder to the Borrower via facsimile (the "Conversion Date"), and
(ii) $26.975 (subject, in each case, to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower's securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). "Closing Bid Price" means, for any security as of any date, the last closing bid price on the Nasdaq National Market as reported by Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority in interest of the Debentures and the Borrower ("Bloomberg") or, if The Nasdaq National Market is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by

                                 Exhibit 4.1 - Page 3

Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Borrower and the Holders of a majority in interest of Debentures being converted for which the calculation of the closing bid price is required in order to determine the Conversion Price of such Debentures. "Trading Day" shall mean any day on which the Common Stock is traded for any period on the Nasdaq National Market, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

         1.3 AUTHORIZED SHARES. The Borrower covenants that during the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Debenture and the other Debentures issued on the Issue Date. As of the date of issuance of this Debenture, 3,000,000 authorized and unissued shares of Common Stock have been duly reserved for issuance upon conversion of this Debenture and the other Debentures issued on the Issue Date (the "Reserved Amount"). The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Debenture and (ii) agrees that its issuance of this Debenture shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Debenture.

         If, at any time a Holder of this Debenture submits a Notice of Conversion, the Borrower does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article I (a "Conversion Default"), subject to Section 6.8, the Borrower shall issue to the Holder all of the shares of Common Stock which are then available to effect such conversion. The portion of this Debenture which the Holder included in its Conversion Notice and which exceeds the amount which is then convertible into available shares of Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the Holder's option at any time after) the date additional shares of Common Stock are authorized by the Borrower, at which time the Conversion Price in respect thereof shall be the lower of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date thereafter elected by the Holder in respect thereof. The Borrower shall pay to the Holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (N/365) x .24 x the Excess Amount on the Conversion Date in respect of the Conversion Default (the "Conversion Default Date"), where
(i) N = the number of days from the Conversion Default Date to the date (the "Authorization Date")

                                 Exhibit 4.1 - Page 4
that the Borrower authorizes a sufficient number of shares of Common Stock to effect conversion of the full outstanding principal balance of this Debenture. The Borrower shall use its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable following the earlier of (i) such time that the Holder notifies the Borrower or that the Borrower otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and (ii) a Conversion Default. The Borrower shall send notice to the Holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default Payments for each calendar month shall be paid in cash or shall be convertible into Common Stock (at such time as there are sufficient authorized shares of Common Stock) at the Market Price, at the Holder's option, as follows:

              (a) In the event Holder elects to take such payment in cash, cash payment shall be made to Holder by the fifth day of the month following the month in which it has accrued; and

              (b) In the event Holder elects to take such payment in Common Stock, the Holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of conversion) at any time after the fifth day of the month following the month in which it has accrued (at such time as there are sufficient authorized shares of Common Stock) in accordance with the terms of this Article I.

         The Holder's election shall be made in writing to the Borrower at any time prior to 9:00 p.m., New York City Time, on the third day of the month following the month in which Conversion Default payments have accrued. If no election is made, the Holder shall be deemed to have elected to receive cash. Nothing herein shall limit the Holder's right to pursue actual damages (to the extent in excess of the Conversion Default Payments) due to the Borrower's failure to maintain a sufficient number of authorized shares of Common Stock.

         1.4  METHOD OF CONVERSION.

              (a) This Debenture may be converted by the Holder in whole or in part (provided such partial conversion is at least $50,000, or such lesser amount as shall remain unpaid at the time of the conversion (together with accrued and unpaid interest thereon)) at any time from time to time after the earlier of (i) ninety (90) days from the Issue Date and (ii) the occurrence of an event described in Section 1.6 below, by (A) submitting to the Borrower a Notice of Conversion (by facsimile or other reasonable means of communication dispatched on the Conversion Date prior to 9:00 p.m., New York City Time) and
(B) subject to Section 1.4(b), surrendering this Debenture at the principal office of the Borrower. So long as the registration statement filed pursuant to
Section 2(a) of the Registration Rights Agreement (the "Registration Statement") is effective (or the Common Stock issuable upon conversion hereof may otherwise be resold publicly without restriction) and there is not then a continuing Event of Default, each

                                 Exhibit 4.1 - Page 5

Debenture issued and outstanding on November 22, 1999 (the "Automatic Conversion Date"), automatically shall be converted into shares of Common Stock on such date at the then effective Conversion Price in accordance with, and subject to, the provisions of this Article I (the "Automatic Conversion"). The Automatic Conversion Date shall be the Conversion Date for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock must be delivered to the holder. Notwithstanding anything to the contrary contained herein, the Automatic Conversion Date shall be extended for the aggregate number of days comprising any Allowed Delays under the Registration Rights Agreement.

              (b) Notwithstanding anything to the contrary set forth herein, upon conversion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Borrower unless the entire unpaid principal amount of this Debenture is so converted. The Holder and the Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Debenture upon each such conversion. In the event of any dispute or discrepancy, such records of the Borrower shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of this Debenture is converted as aforesaid, the Holder may not transfer this Debenture unless the Holder first physically surrenders this Debenture to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Holder a new note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of this Debenture. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture represented by this Debenture may be less than the amount stated on the face hereof.

              (c) The Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Debenture in a name other than that of the Holder (or in street name), and the Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder's account) requesting the issuance thereof shall have paid to the Borrower the amount of any such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

              (d) Upon receipt by the Borrower from the Holder of a facsimile transmission (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 1.4, the Borrower shall issue and deliver or cause to be issued and delivered to the Holder certificates for the Common Stock issuable upon such conversion within three (3) business days after such receipt (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Debenture)

                                 Exhibit 4.1 - Page 6

(such third business day being hereinafter referred to as the "Deadline") in accordance with the terms hereof and the Purchase Agreement (including, without limitation, in accordance with the requirement that certificates for shares of Common Stock issued on or after the effective date of the Registration Statement upon conversion of this Debenture shall not bear any restrictive legend).

              (e) Upon receipt by the Borrower of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Debenture shall be reduced to reflect such conversion, and, unless the Borrower defaults on its obligations under this
Article I, all rights with respect to the portion of this Debenture being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, the Borrower's obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Holder in connection with such conversion. The date of receipt of such Notice of Conversion shall be the Conversion Date so long as it is received before 9:00 p.m., New York City Time, on such date.

              (f) In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Holder and its compliance with the provisions contained in Section 1.1 and in this Section 1.4, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system.

              (g) Without in any way limiting the Holder's right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Debenture is more than one (1) business day after the Deadline (other than a failure due to the circumstances described in Section 1.3 above, which failure shall be governed by such Section) the Borrower shall pay to the Holder $500 per day in cash, for the first day beyond the Deadline and $2,500 per day in cash for each day thereafter that the Borrower fails to deliver such Common Stock. Such cash amount shall be paid to Holder by the fifth day of the month following the month in which it has accrued or, at the option of the Holder (by written notice to the Borrower by the first day of the month following

                                 Exhibit 4.1 - Page 7
the month in which it has accrued), shall be added to the principal amount of this Debenture, in which event interest shall accrue thereon in accordance with the terms of this Debenture and such additional principal amount shall be convertible into Common Stock in accordance with the terms of this Debenture.

         1.5 CONCERNING THE SHARES. The shares of Common Stock issuable upon conversion of this Debenture may not be sold or transferred unless either (i) such shares shall have been included in an effective registration statement under the Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion or other similar letter of legal counsel to the effect that such sale or transfer is exempt from the registration requirements of the Act or (iii) such shares are sold pursuant to Rule 144 under the Act (or a successor rule). Except as otherwise provided in the Purchase Agreement (and subject to the removal provisions set forth below), each certificate for shares of Common Stock issuable upon conversion of this Debenture that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT."

         The legend set forth above shall be removed and the Borrower shall issue to the Holder a new certificate therefor free of any transfer legend if
(i) the Borrower or its transfer agent shall have received an opinion or other similar letter of counsel, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Act and any applicable state securities laws, or that the Common Stock issuable upon conversion of this Debenture (to the extent such securities are deemed to have been acquired on the same date) can be sold pursuant to Rule 144 (or a successor rule thereto) without any restriction as to the number of shares of Common Stock acquired as of a particular date that can then be immediately sold or (ii) in the case of the Common Stock issuable upon conversion of this Debenture, a registration statement under the Act covering such securities is in effect. Nothing in this Debenture shall (i) limit the Borrower's obligation under the Registration Rights Agreement or (ii) affect in any way the Holder's obligations to comply with applicable prospectus delivery requirements upon the resale of the securities referred to herein.

         1.6 EFFECT OF MERGER, CONSOLIDATION, ETC. If at any time when this Debenture

                                 Exhibit 4.1 - Page 8
is issued and outstanding, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Debenture shall thereafter have the right to receive upon conversion of this Debenture, upon the bases and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Debenture been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Debenture to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Debenture) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the exercise hereof. Subject to the terms of the Purchase Agreement, the Borrower shall not effect any transaction described in this Section 1.6 unless
(a) it first gives, to the extent practicable, forty-five (45) days prior written notice (but in any event at least thirty (30) business days prior written notice) of the record date of the special meeting of stockholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Debenture) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this
Section 1.6. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

         1.7 CERTAIN PAYMENTS IN LIEU OF CONVERSION. In no event shall the Borrower issue more than the Maximum Share Amount (as defined below and subject to adjustment as provided herein) upon conversion of this Debenture, unless the Borrower shall have obtained Stockholder Approval (as defined below) or a waiver of such requirement by The Nasdaq Stock Market. As used herein, Stockholder Approval means approval by the stockholders of the Borrower in accordance with Rule 4460(i) of the rules of The Nasdaq Stock Market. Once the Maximum Share Amount has been issued (the date of which is hereinafter referred to as the "Maximum Conversion Date"), unless the Borrower shall have obtained Stockholder Approval or a waiver of such requirement by The Nasdaq Stock Market, in lieu of any further right to convert this Debenture, and in full satisfaction of the Borrower's obligations under this Debenture, the Borrower shall pay to the Holder, within fifteen (15) business days of the Maximum Conversion Date, an amount equal to the greater of (i) the sum of (a) 111.11% TIMES the then outstanding principal amount of this Debenture immediately following the Maximum Conversion Date PLUS (b) accrued and unpaid interest on such principal amount PLUS (c) accrued and unpaid Default Interest, if any, on the amount referred to in the immediately preceding clause (b) at the rate provided in this Debenture PLUS (d) any optional amounts that may

                                 Exhibit 4.1 - Page 9
be added thereto at the Maximum Conversion Date by the Holder in accordance with the terms hereof (the then outstanding principal amount of this Debenture immediately following the Maximum Conversion Date PLUS the amounts referred to in clauses (b), (c) and (d) above shall collectively be referred to as the "Remaining Convertible Amount"), or (ii) the Remaining Convertible Amount DIVIDED BY the Conversion Price (based on the five (5) consecutive trading days ending on the date which is two (2) trading days prior to the date of payment) MULTIPLIED BY the closing sale price of the Common Stock on Nasdaq or the principal trading market for the Common Stock on the trading day immediately preceding the date of payment. The Maximum Share Amount shall mean an aggregate of 3,039,597 shares of Common Stock (19.9% of the Borrower's outstanding shares of Common Stock as of May 21, 1997), subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date hereof. With respect to each Holder of Debentures, the Maximum Share Amount shall refer to such Holder's PRO RATA share thereof determined in accordance with Section
6.8 below. In the event that Borrower obtains Stockholder Approval, the approval of The Nasdaq Stock Market or otherwise concludes that it is able to increase the number of shares to be issued above the Maximum Share Amount (such increased number being the "New Maximum Share Amount"), the references to Maximum Share Amount, above, shall be deemed to be, instead, references to the greater New Maximum Share Amount. In the event that Stockholder Approval is not obtained or a registration statement covering the additional shares of Common Stock which constitute the New Maximum Share Amount is not effective prior to the Maximum Share Amount being issued (if such registration statement is necessary to allow for the public resale of such securities), the Maximum Share Amount shall remain unchanged; provided, however, that the Holder may grant an extension of the effective date of such registration statement. In the event that (a) the aggregate number of shares of Common Stock issued pursuant to this Debenture and the other Debentures issued on the Issue Date represents at least fifty percent (50%) of the Maximum Share Amount and (b) the sum of (x) the aggregate number of shares of Common Stock issued pursuant to this Debenture and the other Debentures issued on the Issue Date PLUS (y) the aggregate number of shares of Common Stock that remain issuable pursuant to this Debenture and the other Debentures issued on the Issue Date, represents at least one hundred percent (100%) of the Maximum Share Amount (the "Triggering Event"), the Borrower will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event and before the Maximum Conversion Date.

         1.8 MATRIDIGM DISTRIBUTION. In the event of any distribution to the Borrower's shareholders of any assets or securities or rights to acquire assets or securities in respect of MatriDigm Corporation or any assignee or successor thereof or thereto (a "MatriDigm Distribution"), in lieu of any adjustment to the Fixed Conversion Price that may otherwise be required hereunder, the Holder shall be entitled to receive fifty percent (50%) of the MatriDigm Distribution distributable with respect to each share of the Borrower's Common Stock for each share of Common Stock issuable upon conversion of this Debenture (without regard to any

                                Exhibit 4.1 - Page 10
limitations on conversions) at the then applicable Conversion Price (based on the average closing bid price of the Common Stock during the five (5) Trading Days ending one day prior to the public announcement of such MatriDigm Distribution). To the extent that this Debenture is converted subsequent to such announcement in accordance with the terms hereof, the number of shares in respect of which the MatriDigm Distribution is payable in accordance with this
Section 1.8 shall be reduced on a share for share basis. Notwithstanding anything to the contrary contained herein, the Borrower may not effect a MatriDigm Distribution unless public announcement shall have been made and the Holder shall have received advance notice of the record date in respect thereof in accordance with Section 6.12 below and the Registration Statement covering the resale of the Common Stock issuable upon conversion of this Debenture is effective (and sales of Common Stock may be made thereunder) during the period between such notification and such record date. The advance notice required by
Section 6.12 in respect of a MatriDigm Distribution shall be extended by one day for each day that sales cannot be made pursuant to such Registration Statement during such period.

                            ARTICLE II.  CERTAIN COVENANTS

         2.1  DISTRIBUTIONS ON CAPITAL STOCK.  Except as provided in Section
1.8 hereof, so long as the Borrower shall have any obligation under this Debenture, the Borrower shall not (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock.

         2.2 RESTRICTION ON STOCK REPURCHASES. So long as the Borrower shall have any obligation under this Debenture, and except for net exercises of options and warrants in accordance with the terms thereof, the Borrower shall not redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Borrower or any warrants, rights or options to purchase or acquire any such shares.


                           ARTICLE III.  EVENTS OF DEFAULT

         If any of the following events of default (each, an "Event of Default") shall occur:

         3.1 FAILURE TO PAY PRINCIPAL OR INTEREST. The Borrower fails (a) to pay the principal hereof when due, whether at maturity, upon mandatory prepayment pursuant to Section 1.7, upon acceleration or otherwise or (b) to pay any installment of interest hereon when due and, in the case of this clause (b) only, such failure continues for a period of ten (10) calendar days after notice of such failure to pay interest is received by the Borrower;

                                Exhibit 4.1 - Page 11

         3.2 CONVERSION AND THE SHARES. The Borrower fails to issue shares of Common Stock to the Holder (or announces that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture (for a period of at least ninety
(90) days, if such failure is solely as a result of the circumstances governed by Section 1.3 and the Borrower is using its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable), fails to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture and when required by this Debenture or the Registration Rights Agreement, or fails to remove any restrictive legend on any certificate for any shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture, the Purchase Agreement or the Registration Rights Agreement and any such failure shall continue uncured (or any announcement not to honor conversions shall not be rescinded) for ten
(10) business days after the Borrower shall have been notified thereof in writing by the Holder.

         3.3 FAILURE TO EFFECT REGISTRATION. The Borrower fails to obtain effectiveness with the Securities and Exchange Commission of the Registration Statement prior to November 30, 1997 or the Registration Statement lapses in effect (or sales cannot otherwise be made thereunder) for more than thirty (30) consecutive Trading Days or sixty (60) Trading Days in any twelve month period after the Registration Statement becomes effective;

         3.4 BREACH OF COVENANTS. The Borrower breaches any material covenant or other material term or condition contained in Sections 1.3, 1.6, 1.7, 1.8 or
4.1 of this Debenture (other than as specifically provided in Sections 3.1, 3.2 and 3.3 hereof) or Sections 4(i) and 4(j) of the Purchase Agreement and such breach continues for a period of ten (10) business days after written notice thereof to the Borrower from the Holder;

         3.5 BREACH OF REPRESENTATIONS AND WARRANTIES. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement and the Registration Rights Agreement), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Debenture, the Purchase Agreement or the Registration Rights Agreement and such effect substantially diminishes the value of the Holder's investment in the Borrower;

         3.6 RECEIVER OR TRUSTEE. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

         3.7 JUDGMENTS. Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other

                                Exhibit 4.1 - Page 12
assets for more than $500,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld;

         3.8 BANKRUPTCY. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower; or

         3.9 DELISTING OF COMMON STOCK. The Common Stock is not listed on at least one of the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

         then, upon the occurrence and during the continuation of any Event of Default specified in Section 3.1, 3.2, 3.3, 3.4, 3.5, 3.7 or 3.9, at the option of the Holders of a majority of the aggregate principal amount of the outstanding Debentures issued pursuant to the Securities Purchase Agreement, the Borrower shall, and upon the occurrence of an Event of Default specified in
Section 3.6 or 3.8, the Debentures shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the greater of (i) the SUM of (w) 115% TIMES the then outstanding principal amount of this Debenture PLUS (x) accrued and unpaid interest on the unpaid principal amount of this Debenture to the date of payment PLUS (y) Default Interest, if any, on the interest referred to in the immediately preceding clause PLUS (z) any additional amounts (to the extent not already included in principal) owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof or pursuant to Section 2(c) of the Registration Rights Agreement (the then outstanding principal amount of this Debenture to the date of payment PLUS the amounts referred to in clauses (x), (y) and (z) shall collectively be known as the "Default Sum") or (ii) the Default Sum DIVIDED BY the then applicable Conversion Price (based on the average closing bid price during the five (5) Trading Days ending one day prior to the date the Holders exercise their option pursuant to this paragraph or the date of the occurrence of an event referred to in Section 3.6 or 3.8) MULTIPLIED BY the closing bid price of the Common Stock on the Nasdaq National Market or the principal trading market for the Common Stock on the date the Holders exercise their option pursuant to this paragraph or the date of the occurrence of an event referred to in Section
3.6 or 3.8 (the "Default Amount") and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

         If the Borrower fails to pay the Default Amount within five (5) business days of written notice that such amount is due and payable, then the Holder shall have the right at any time, so long as the Borrower remains in default (and so long and to the extent that there are sufficient authorized shares), to require the Borrower, upon written notice, to immediately issue, in lieu of the Default Amount, the number of shares of Common Stock of the Borrower equal to

                                Exhibit 4.1 - Page 13
the Default Amount divided by the Conversion Price then in effect.

                               ARTICLE IV.  PREPAYMENT

         4.1 PREPAYMENT. So long as no Event of Default shall have occurred and be continuing, upon the occurrence of a merger or consolidation involving the Borrower or sale of all or substantially all of the Borrower's assets in a transaction where the consideration for the sale will be liquidated to the Borrower's shareholders (collectively, a "Merger Transaction"), the Borrower shall have the right, exercisable on not less than twenty (20) Trading Days prior written notice to the Holder, to prepay the Debentures, in whole but not in part, in accordance with this Section 4.1. Any notice of prepayment (a "Prepayment Notice") shall be delivered to the Holder at its registered address appearing on the records of the Borrower and shall state (1) that the Borrower is exercising its right to prepay this Debenture and all other Debentures issued on the Issue Date and (2) the date of prepayment. On the date fixed for prepayment (the "Prepayment Date"), the Borrower shall make payment of the Prepayment Amount (as hereinafter defined) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one business day prior to the Prepayment Date. If the Borrower exercises its right to prepay the Debentures, the Borrower shall make payment to the Holder or upon the order of the Holder of an amount in cash (the "Prepayment Amount") equal to (a) in the event of a Merger Transaction occurring within one year from the Issue Date, the cash value of the merger consideration that would be payable with respect to the shares of Common Stock into which this Debenture is then convertible (without regard to any limitations or restrictions on conversion contained in this Debenture) so long as the Prepayment Amount is at least $35 per share or (b) in the event of a Merger Transaction occurring after one year from the Issue Date, at the greater of (i) the sum of (a) 111.11% MULTIPLIED BY the then outstanding principal amount of this Debenture on the Prepayment Date PLUS (b) accrued and unpaid interest on such principal amount PLUS (c) accrued and unpaid Default Interest, if any, on the amount referred to in the immediately preceding clause
(b) at the rate provided in this Debenture PLUS (d) any additional amounts (to the extent not already included in principal) owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof or pursuant to Section 2(c) of the Registration Rights Agreement or (ii) the Remaining Convertible Amount DIVIDED BY the Conversion Price (based on the five (5) consecutive Trading Days ending one day prior to the public announcement of the Merger Transaction) MULTIPLIED BY an amount per share equal to the consideration per share to be paid in the Merger Transaction. Notwithstanding anything to the contrary contained in this Section 4.1, the Holder shall at all times prior to the Prepayment Date maintain the right to convert all or any part of this Debenture in accordance with Article I and any amounts so converted after receipt of a Prepayment Notice and prior to the Prepayment Date set forth in such notice and payment of the Prepayment Amount shall be deducted from the amount which is otherwise subject to prepayment pursuant to such notice.

                              ARTICLE V.  SUBORDINATION

         5.1.  AGREEMENT TO SUBORDINATE.  Except as otherwise provided in
Section 1.7,

                                Exhibit 4.1 - Page 14

Article III and Article IV of this Debenture, the principal amount of this Debenture is payable solely in shares of Common Stock upon conversion in accordance with Article I hereof. Notwithstanding anything in this Debenture to the contrary, the Borrower agrees, and by accepting this Debenture the Holder agrees, that the indebtedness evidenced by this Debenture is subordinate and subject in right of payment, to the extent and in the manner expressly provided in this Article V, to the prior payment in full of all Senior Debt, and that the subordination is for the benefit of and enforceable by the holders of Senior Debt. This Debenture shall in all respects rank at least PARI PASSU with all other present and future obligations of the Borrower, and only Senior Debt shall rank senior to this Debenture.

         5.2 INSOLVENCY, BANKRUPTCY, DISSOLUTION OF BORROWER. Upon any payment or distribution (whether in cash, securities or other property) to creditors of the Borrower upon any Insolvency Event:

              (a) all Senior Debt shall first be paid in full before the Holder shall be entitled to receive any payment or other distribution on or in respect of this Debenture; and

              (b) until all Senior Debt is paid in full, any payment or distribution to which the Holder of this Debenture would be entitled but for this Article V shall be made to holders of Senior Debt as their interests may appear, except that the Holder may receive shares of the Borrower as reorganized or readjusted or securities of the Borrower or any other corporation if the payment of such securities is subordinate to Senior Debt to at least the same extent as this Debenture is subordinate to Senior Debt.

         5.3 DEFAULT ON SENIOR DEBT. (a) The Borrower may not pay the principal of, premium, if any, or interest on, this Debenture or make any deposit in respect of this Debenture and may not repurchase, redeem or otherwise retire this Debenture (collectively, "pay this Debenture") if (i) the principal of or interest on any Senior Debt is not paid when due or (ii) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in each case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Debt has been paid in full. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Borrower may not pay this Debenture for a period (a "Payment Blockage Period") commencing upon the receipt by the Borrower and the Holder of written notice of such default from a representative of such Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Borrower from the representative which gave such Payment Blockage Notice, (ii) by repayment in full of such Senior Debt or (iii) because the default specified in such Payment Blockage Notice is no

                                Exhibit 4.1 - Page 15
longer continuing). Notwithstanding the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Senior Debt or the representative of such holders shall have accelerated the maturity of such Senior Debt, the Borrower shall resume payments (including any missed payments) on this Debenture after the end of such Payment Blockage Period unless such payment is otherwise prohibited under this Article V. Multiple Payment Blockage Periods may be imposed so long as (x) the cumulative period covered by all such Payment Blockage Periods does not exceed 179 days in any 365 consecutive day period and (y) no more than one Payment Blockage Period may result from the same default.

              (b) The failure to make a payment or distribution on this Debenture by reason of this Article V shall not be construed or deemed to prevent the occurrence of an Event of Default hereunder; provided that any acceleration of payment of this Debenture resulting therefrom shall be rescinded if and when the following conditions shall be simultaneously satisfied (x) each payment or distribution which gave rise to such Event of Default shall be made and (y) no other such Event of Default shall have occurred.

         5.4 SUBORDINATED ACCELERATION; STANDSTILL. (a) The Holder agrees to give the Borrower not less than 10 days' prior written notice of its intention to accelerate the maturity of this Debenture pursuant to Article III hereof. The Borrower will promptly notify holders of Senior Debt of any obligation to make payments to be made under Section 1.7.

              (b) The Holder will not for a period of ninety (90) days following an acceleration of this Debenture pursuant to Article III, including by reason of the Borrower's breach of its covenants under Section 1.7 (other than if an Insolvency Event shall have occurred or if the Senior Debt shall have been accelerated) pursue or exercise any other right, power or remedy arising under Article III of this Debenture.

         5.5. PERMITTED PAYMENTS. So as to eliminate any doubt, except as provided in Sections 5.2 and 5.3, payments of interest, payments under 1.3 and 1.4(g) of this Debenture, and payments under Section 2(c) of the Registration Rights Agreement (whether in cash or Common Stock (as applicable)) (collectively, "Permitted Payments") shall be made by the Borrower on the terms of this Debenture.

         5.6 TURNOVER. If the Holder receives any payment or other distribution on this Debenture (whether in cash, property, securities or whatever) at a time when such payment or distribution should not have been made to the Holder by reason of this Article V, such payment or distribution shall be deemed to have been received and held in trust for the benefit of the holders of the Senior Debt, and shall be segregated from other property of the Holder and be paid and delivered as promptly as practicable to the holders of the Senior Debt, as their interests may appear, for application to, or collateral for, the payment or prepayment of the Senior Debt.

         5.7 RELATIVE RIGHTS. This Article V defines the relative rights of the Holder

                                Exhibit 4.1 - Page 16
and the holders of Senior Debt.  Nothing herein shall:

              (a) impair, as between the Borrower and the Holder, the obligation of the Borrower, which is absolute and unconditional, to pay principal of, premium, if any, and interest on this Debenture in accordance with its terms and to fulfill its other obligations hereunder; or

              (b) except as otherwise expressly provided herein, prevent the Holder from exercising its available remedies upon a default, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to the Holder.

         5.8 AGREEMENT TO COOPERATE. In the event that a payment may not be made on the Debentures as a result of the provisions of this Article V, including without limitation, as a result of an Insolvency Event or a default on any Senior Debt, the Borrower shall, if requested by the Holder, reasonably assist the Holder in attempting to purchase such Senior Debt or otherwise cure such default so that the payment may be made on the Debenture. Nothing in this
Section 5.8 shall obligate the Holder to purchase such Senior Debt or to attempt to cure any such default.

         5.9 CONVERSION. Notwithstanding anything to the contrary contained in this Article V, nothing in this Article V shall restrict the rights of the Holder to convert the Conversion Amount (as defined in Section 1.1) in accordance with Article I, including, without limitation, after an Insolvency Event and during the pendency of a default on Senior Debt. To the extent any Permitted Payments would be payable, but for the provisions of this Article V, in cash (whether at the Borrower's option or the Holder's option), such Permitted Payments shall automatically be added to the Conversion Amount including after an Insolvency Event or during the pendency of a default on Senior Debt and shall thereafter and during such pendency be convertible into Common Stock in accordance with Article I.

         5.10  DEFINITIONS.

              (a) "Bank Credit Agreement" shall mean that certain credit agreement by and between the Borrower and Comerica Bank, as the same may be amended, supplemented or otherwise modified from time to time, as well as any future credit agreement that may be executed by the Borrower and Comerica Bank or another financial institution that replaces Comerica Bank as the Borrower's primary commercial bank or lending institution.

              (b) "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, 11 U.S.C. Section 101 ET SEQ., or any successor statute thereto.

              (c) "Insolvency Event" means (i) any winding-up, insolvency, bankruptcy, liquidation or reorganization of the Borrower, whether voluntary or involuntary, (ii) any proceeding or case for reorganization, liquidation, bankruptcy, dissolution or other winding-up of

                                Exhibit 4.1 - Page 17
the Borrower or its assets, whether or not involving insolvency or bankruptcy,
(iii) any assignment by the Borrower for the benefit of creditors or (iv) any receivership or other similar proceeding or any marshalling of assets of the Borrower.

              (d) "Senior Debt" means (i) all obligations and liabilities of the Borrower, whether for or on account of principal, reimbursement obligations, accrued and unpaid interest (including without limitation all interest accruing on and after an Insolvency Event), fees, expenses, indemnities and other amounts payable under or in connection with the Bank Credit Agreement and all documents or instruments executed in connection therewith, whether outstanding on the date of issuance of this Debenture or hereafter created, assumed or incurred. Notwithstanding the foregoing definition of Senior Debt, the Holder agrees that upon the written request of the Borrower at any time prior to an Insolvency Event, it shall by written amendment modify such definition of Senior Debt to include any material obligation or liability (including any amendment, modification or extension of an existing obligation or liability) that the Borrower intends to incur, but only if, in good faith, the Borrower certifies that the incurrence of such obligation or liability is in the best interests of the Borrower and either (a) the holder of the proposed Senior Debt will not extend credit or services unless such obligation or liability becomes Senior Debt or (b) the terms under which such holder will extend credit or services are commercially unreasonable unless such obligations or liabilities becomes Senior Debt. Notwithstanding the foregoing, (x) no such modification to the definition of Senior Debt shall become effective unless set forth in a written document executed by the Holder and (y) trade payables incurred in the ordinary course of business, debt which is convertible into equity securities of the Borrower and shall not under any circumstances become Senior Debt.

                              ARTICLE VI.  MISCELLANEOUS

         6.1 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         6.2 NOTICES. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served (which shall include telephone line facsimile transmission) or sent by courier or three (3) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail. For the purposes hereof, the address of the Holder shall be as shown on the records of the Borrower; and the address of the Borrower shall be Zitel Corporation, 47211 Bayside Parkway, Fremont, California 94538-6517 (facsimile number: (510) 440-8526). Both the Holder and the Borrower may change the address for service by service of written notice to the other as herein provided.

                                Exhibit 4.1 - Page 18

         6.3 AMENDMENTS. This Debenture and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term "Debenture" and all reference thereto, as used throughout this instrument, shall mean this instrument (and the other Debentures issued pursuant to the Purchase Agreement) as originally executed, or if later amended or supplemented, then as so amended or supplemented.

         6.4 ASSIGNABILITY. This Debenture shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns; provided, however, that so long as no Event of Default has occurred, this Debenture shall only be transferable to (i) an affiliate of a Holder or (ii) to other persons who do not compete, directly or indirectly, with the Borrower in the Borrower's business in increments of not less than Three Million Dollars ($3,000,000). Each transferee of this Debenture must be an "accredited investor" (as defined in Rule 501(a) of the 1933 Act). Notwithstanding the foregoing or anything else in this Debenture to the contrary, this Debenture may be pledged as collateral in connection with a BONA FIDE margin account or other lending arrangement.

         6.5 COST OF COLLECTION. If default is made in the payment of this Debenture, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

         6.6 GOVERNING LAW. This Debenture shall be governed by the internal laws of the State of California, without regard to the principles of conflict of laws.

         6.7  CERTAIN AMOUNTS.  Whenever pursuant to this Debenture the
Borrower is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Debenture may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty and is intended to compensate the Holder in part for loss of the opportunity to convert this Debenture and to earn a return from the sale of shares of Common Stock acquired upon conversion of this Debenture at a price in excess of the price paid for such shares pursuant to this Debenture. The Borrower and the Holder hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to the Holder from the receipt of a cash payment without the opportunity to convert this Debenture into shares of Common Stock.

         6.8 ALLOCATIONS OF MAXIMUM SHARE AMOUNT AND RESERVED AMOUNT. The Maximum Share Amount and the Reserved Amount (including any increases thereto) shall be allocated pro rata among the Holders of Debentures based on the principal amount of Debentures then held by each Holder relative to the aggregate principal amount of the Debentures then outstanding.

         6.9 DAMAGES SHARES. The shares of Common Stock that may be issuable to

                                Exhibit 4.1 - Page 19
the Holder pursuant to Sections 1.3 and 1.4(g) hereof and pursuant to Section 2(c) of the Registration Rights Agreement ("Damages Shares") shall be treated as Common Stock issuable upon conversion of this Debenture for all purposes hereof and shall be subject to all of the limitations and afforded all of the rights of the other shares of Common Stock issuable hereunder, including without limitation, the right to be included in the Registration Statement filed pursuant to the Registration Rights Agreement. For purposes of calculating interest payable on the outstanding principal amount hereof, except as otherwise provided herein, amounts convertible into Damages Shares ("Damages Amounts") shall not bear interest but must be converted prior to the conversion of any outstanding principal amount hereof, until the outstanding Damages Amounts is zero.

         6.10 DENOMINATIONS. At the request of the Holder, upon surrender of this Debenture, the Borrower shall promptly issue new Debentures in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $100,000 as the Holder shall request.

         6.11 PURCHASE AGREEMENT. By its acceptance of this Debenture, each Holder agrees to be bound by the applicable terms of the Purchase Agreement.

         6.12 NOTICE OF CORPORATE EVENTS. Except as otherwise provided below, the Holder of this Debenture shall have no rights as a Holder of Common Stock unless and only to the extent that it converts this Debenture into Common Stock. The Borrower shall provide the Holder with prior notification of any meeting of the Borrower's shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Borrower of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Borrower or any proposed liquidation, dissolution or winding up of the Borrower, the Borrower shall mail a notice to the Holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time; PROVIDED, HOWEVER, that notwithstanding the foregoing, the Borrower shall mail a notice to the Holder at least forty-five (45) days in advance of the taking of any record for the distribution to its shareholders of any assets or securities or rights to acquire assets or securities in respect of MatriDigm Corporation or any assignee or successor thereof or thereto. The Borrower shall make a public announcement of any event requiring notification to the Holder hereunder substantially simultaneously with the notification to the Holder in accordance with the terms of this Section 6.12.

                                Exhibit 4.1 - Page 20

         6.13 FORCE MAJEURE. If the performance of the obligations under this Debenture by any party is prevented, restricted, or interfered with by reason of war, revolution, civil commotion, acts of public enemies, blockade, embargo, strikes, and any other similar and unforseeable acts which are beyond the reasonable control of the party affected, then the parties so affected shall, upon giving prior written notice to the other parties, be excused from such performance to the extent of such prevention, restriction, or interference, provided that the party so affected shall use its best efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with the utmost dispatch whenever such causes are removed. Upon such circumstances arising, the parties shall meet forthwith to discuss what (if any) modification may be required to the terms of this Debenture, in order to arrive at an equitable solution.

         IN WITNESS WHEREOF, Borrower has caused this Debenture to be signed in its name by its duly authorized officer this 22nd day of May, 1997.


                                  ZITEL CORPORATION



                                  By:  Henry C. Harris
                                  Name:     Henry C. Harris
                                  Title:    Chief Financial Officer


                                Exhibit 4.1 - Page 21

                                                                      Exhibit A

                                 NOTICE OF CONVERSION
                               OF CONVERTIBLE DEBENTURE


TO: Zitel Corporation

         (1) Pursuant to the terms of the attached Convertible Debenture (the
"Debenture"), the undersigned hereby elects to convert $              principal
amount of the Debenture into shares of Common Stock of Zitel Corporation, a California corporation (the "Borrower"). Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Debenture.

         (2) Please issue a certificate or certificates for the number of shares of Common Stock into which such principal amount of the Debenture (plus interest thereon to the extent not paid in cash in accordance with the terms of the Debenture) is convertible (_____ shares, based on the Holder's calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

_____________________________                    ______________________________
Name                                             Name


_____________________________                    ______________________________
Address                                          Address


_____________________________                    ______________________________
SS or Tax ID Number                              SS or Tax ID Number

         (3) Holder acknowledges and affirms that the Common Stock issued pursuant to this Notice of Conversion has been or will be sold in accordance with the prospectus delivery requirements of the 1933 Act, if applicable, or pursuant to an exemption under the 1933 Act.

         (4) Capitalized terms used in this Notice of Conversion and not otherwise defined herein shall have the respective meanings provided in the Debenture.


Date_________________           ______________________________________________
                                Signature of Registered Holder (must be signed
exactly as name appears in the Debenture).

                                Exhibit 4.1 - Page 22